Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of July 28, 2025, by and between Eric Venker (the “Executive”) and IMVT Corporation (the “Company”). Reference is made to that certain Amended and Restated Executive Employment Agreement entered into by and between the Executive and Roivant Sciences, Inc. (“RSI”), an affiliate of the Company, dated as of July 28, 2025 (as amended from time to time, the “RSI Employment Agreement”).

RECITALS

A.
The Company desires the association and services of the Executive and the Executive’s skills, abilities, background and knowledge, and is willing to engage the Executive’s services on the terms and conditions set forth in this Agreement.

B.	The Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

C.	This Agreement supersedes any and all prior and contemporaneous oral or written employment agreements or arrangements between the Executive and the Company or any predecessor thereof.

AGREEMENT

In consideration of the foregoing, the parties agree as follows:

1.	EMPLOYMENT BY THE COMPANY.

1.1.
Position; Duties. Subject to the terms and conditions of this Agreement, the Executive shall hold the position of Chief Executive Officer of the Company and of Immunovant, Inc. (the “Parent”). In this position, the Executive will have the duties and authorities normally associated with a Chief Executive Officer of a public company. The Executive will report to the board of directors of the Parent (the “Parent Board”).

1.2.
Co-Employment Acknowledgment. The Company acknowledges that the Executive will continue to be employed by RSI with the title “President and Immunovant CEO” and will continue to serve as a director of Parent and certain other affiliates of the Parent.

1.3.	Location of Employment. The Executive’s principal place of employment shall be New York, New York. The Executive understands that the Executive’s duties also will require periodic business travel.

1.4.	Start Date. The Executive’s employment with the Company commenced on April 21, 2025 (the “Start Date”).

1.5.
Exclusive Employment; Agreement Not to Compete. Except with the prior written consent of the Parent Board, the Executive will not, during the Executive’s employment with the Company, undertake or engage in any other employment, occupation or business enterprise, and shall not be permitted to serve on the board of directors of any entity or organization (except with respect to RSI and its affiliates or for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, or (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties).

During the Executive’s employment, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company. Ownership by the Executive in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or, an investment of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section. Executive shall be subject to and shall abide by each of the Company’s and Parent’s personnel policies applicable to Executive, including but not limited to any code of conduct, any insider trading policy, any policy restricting pledging and hedging investments in equity securities of any member of the Company or its direct or indirect subsidiaries and affiliates (together with Parent, collectively, the “Company Group”), any share ownership policy or commitment and any policy regarding the recoupment of compensation that the Company Group may adopt from time to time or that may otherwise be required under any applicable law or applicable listing rules.

2.	COMPENSATION AND BENEFITS.

2.1.
Salary. The Company shall pay the Executive a base salary at the annualized rate of $672,000 (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices, commencing on the first of the month following the execution of this Agreement. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year. The Base Salary shall be subject to periodic review and may be adjusted from time to time in the discretion of the Parent Board.

2.2.
Annual Performance Bonus. Each fiscal year, the Executive will be eligible to earn an annual discretionary cash bonus (the “Annual Performance Bonus”) with a target bonus opportunity equal to 72.25% of the Executive’s Base Salary. The actual amount of the Annual Performance Bonus shall be subject to an assessment, in the sole discretion of the Parent Board (and/or an applicable committee thereof) of the Executive’s individual performance and overall Company performance. In order to earn and receive the Annual Performance Bonus, the Executive must remain employed by the Company through and including the date on which the Annual Performance Bonus is paid. The Annual Performance Bonus, if any, will be paid no later than thirty (30) days following the end of the Company’s fiscal year (March 31), or by April 30, subject to Executive’s continued employment through the payment date. The Annual Performance Bonus payable, if any, shall be prorated for the initial year of employment (on the basis of a three hundred sixty-five (365)-day year) and shall be prorated if the Company’s review or assessment of the Executive’s performance covers a period that is less than a full fiscal year.

2.3.	Equity Incentive Grants.

(a)
Subject to the terms of Parent’s 2019 Equity Incentive Plan (as may be amended from time to time, the “Plan”) and approval of the grant by the Parent Board, the Executive will be granted an award of options to purchase 1,300,000 shares of common stock of the Parent (the “Unit Option Award”). The Unit Option Award will be granted on or about July 28, 2025, with an exercise price equal to the fair market value of Parent’s common stock on such date of grant, as set forth in the Plan. The Unit Option Award will vest over a period of four years, with twenty-five percent (25%) of the Unit Option Award vesting on the one-year anniversary of the Start Date and the balance of the Unit Option Award vesting in a series of twelve (12) successive equal quarterly installments measured from the first anniversary of the Start Date, provided Executive is employed by the Company on each vesting date, except as otherwise set forth herein.

(b)
Subject to the terms of the Plan and approval of the grant by the Parent Board, the Executive will be granted an award of options to purchase a number of shares common stock of the Parent (the “Dollar Option Award” and, together with the Unit Option Award, the “Option Awards”) determined by dividing $2,250,000 by the 30-day trailing average price of the Company’s common stock on the Nasdaq Global Select Market as of the date of grant and rounding down to the nearest whole share. The Dollar Option Award will be granted on or about July 28, 2025, with an exercise price equal to the fair market value of Parent’s common stock on such date of grant, as set forth in the Plan. The Dollar Option Award will vest over a period of four years, with twenty-five percent (25%) of the Dollar Option Award vesting on the one-year anniversary of the Start Date and the balance of the Dollar Option Award vesting in a series of twelve (12) successive equal quarterly installments measured from the first anniversary of the Start Date, provided Executive is employed by the Company on each vesting date, except as otherwise set forth herein.

(c)
If a Change in Control (as defined in the Plan) occurs during the term of Executive’s employment with the Company, all then-outstanding and unvested Option Awards shall immediately vest in full and become exercisable upon such Change in Control (the “Equity Acceleration Benefit”).

(d)
Notwithstanding anything to the contrary herein, following each vesting event described in the this Section 2.3, the shares of common stock underlying such portion of the Unit Option Award will be subject to a further two (2) year holding period starting from the applicable vesting event before the shares of common stock underlying such portion of the Unit Option Award may be sold, unless the Executive acquires the prior written consent of the Parent Board (e.g., the shares of common stock underlying the 25% of the Unit Option Award that vests on the one-year anniversary of the Start Date must be held until the three-year anniversary of the Start Date before such shares may be sold), provided that Executive shall be permitted to sell such shares pursuant to any sell-to-cover transaction or dispose shares withheld to satisfy any applicable tax withholding obligations due in respect of the exercise of the Option Awards. In all cases, the Option Awards will be subject to the terms and conditions contained in the Plan and the applicable equity incentive agreement issued in connection with the grants, which will incorporate the terms set forth in this Section (the “Option Equity Incentive Agreements”) between the Executive and the Parent. In the event of a conflict between the terms of this Agreement and the terms of the Option Equity Incentive Agreements, except in connection with the vesting schedule and acceleration rights set forth herein, the terms of the Option Equity Incentive Agreements shall prevail.

(e)
Subject to the terms of the Plan and approval of the grant by the Parent Board, the Executive will be granted an award of 1,475,000 capped value appreciation rights (“CVARs”) of the Parent on or about July 28, 2025. The terms of the CVARs will be set out in CVAR award grant notice, to be entered into by and between the Parent and the Executive.

Thereafter, during the term of the Executive’s employment, the Executive may be eligible to receive additional discretionary annual equity incentive grants in amounts and on terms and conditions determined by the Parent Board in its sole discretion.

2.4.
Benefits and Insurance. The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to similarly situated Company executives (including, but not limited to, being named as an officer for purposes of the Company’s Directors & Officers insurance policy), it being understood that the Executive shall not participate in the same or similar health benefits and savings or spending accounts at both RSI and the Company simultaneously. The Company reserves the right in its sole discretion to modify, add or eliminate benefits at any time. All benefits shall be subject to the terms and conditions of the applicable plan documents, which may be amended or terminated at any time. The Executive shall be entitled to vacation each year, in addition to sick leave and observed holidays in accordance with the policies and practices of the Company. Vacation may be taken at such times and intervals as the Executive shall determine, subject to the business needs of the Company.

2.5.
Expense Reimbursements. The Company will reimburse the Executive for all reasonable and documented business expenses that the Executive incurs in conducting the Executive’s duties hereunder, pursuant to the Company’s usual expense reimbursement policies.

3.	AT-WILL EMPLOYMENT.

The Executive’s employment relationship with the Company is, and shall at all times remain, at-will. This means that either the Executive or the Company may terminate the employment relationship at any time, for any reason or for no reason, with or without Cause (as defined below) or advance notice, subject to the payment obligations set forth in Section 5.4.

4.	PROPRIETARY INFORMATION OBLIGATIONS; COOPERATION.

4.1.	NDIA. As a condition of employment, the Executive agrees to execute and abide by the Company’s Employee Non-Disclosure, Invention Assignment and Restrictive Covenant Agreement (“NDIA”).

4.2.
Cooperation. During the Executive’s employment with the Company and thereafter, Executive shall cooperate in good faith with the Company in any internal investigation or any administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other permitted activities and commitments). The Company will reimburse Executive for any reasonable, out-of-pocket travel, lodging and meal expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 4.2 for which Executive has obtained prior written approval from the Company.

5.	TERMINATION OF EMPLOYMENT.

5.1.
Termination Generally. Upon termination of Executive’s employment for any reason, the Company shall pay the Executive any earned but unpaid Base Salary, unused vacation accrued (if applicable) and any other vested amount or benefit, if any, that is expressly provided for pursuant to the terms of any employee benefit plan or program in which Executive participates (collectively, the “Accrued Obligations”) through the date of termination, at the rates then in effect, less standard deductions and withholdings.

5.2.
Termination of IMVT Employment for Cause. In the event the Executive’s employment with the Company is terminated for Cause (as defined below), the Executive shall be deemed to be immediately terminated from all other positions with the Parent and its subsidiaries, including service on the Parent Board. The Company shall thereafter have no further obligations to the Executive, except for the Accrued Obligations or as otherwise required by law.

5.3.
Termination of RSI Employment for Cause. In the event the Executive’s employment with RSI is terminated for Cause (as such term is defined in the RSI Employment Agreement), Executive shall be deemed to be immediately terminated from all positions held at the Parent and its subsidiaries, including service on the Parent Board, for Cause under this Agreement (and the terms of Section 5.2 shall thereupon apply).

5.4.	Termination of IMVT Employment by the Company without Cause or Resignation by the Executive for Good Reason.

(a)
In the event the Company terminates the Executive’s employment without Cause or Executive resigns for Good Reason (as defined below), the Executive shall be entitled to receive, in addition to the Accrued Obligations: (i) continued payment of the Executive’s then-current Base Salary for a period of twelve (12) months following the termination date, payable in accordance with the Company’s customary payroll practices; (ii) an amount equal to the Executive’s target Annual Performance Bonus, payable in equal monthly installments over the twelve (12) month period following the termination date in accordance with the Company’s customary payroll practices; and (iii) to the extent that the Executive is enrolled in the Company’s group health and welfare benefit plans as of immediately prior to the date of termination, monthly reimbursement of the COBRA premiums for continued group health and dental plan coverage in which the Executive was enrolled as of immediately prior to the termination date, less active employee rates (which will be payable by the Executive), for a period of twelve (12) months following the termination date (or, if earlier, until the date the Executive becomes eligible to be covered under a subsequent employer’s group health insurance plan (the amounts described in clauses (i) through (iii), collectively, the “Severance Benefits”); provided that, notwithstanding the foregoing, in the event that each of the Executive and RSI desires that the Executive continue in a position with RSI to be mutually agreed between Executive and RSI following Executive’s termination of employment from the Company pursuant to this Section 5.4(a), the Executive shall not have any rights or entitlements to the Severance Benefits or any other severance or other payments under this Agreement, except for the Accrued Obligations, and the Executive’s eligibility for any severance in connection with the Executive’s subsequent termination of employment with RSI shall be governed by the terms and conditions of the RSI Employment Agreement. For the sake of clarity, the Severance Benefits will only be paid under this Agreement to the extent that the Executive’s employment with the Company terminates in the circumstances described in this Section 5.4(a) and the Executive does not continue employment with RSI thereafter. The Executive agrees to provide the Company with written notice of the Executive’s eligibility to be covered under a subsequent employer’s group health insurance plan no later than five (5) business days after the Executive becomes eligible for such coverage.

(b)
Notwithstanding anything to the contrary herein, the Severance Benefits shall be provided to Executive only if (A) Executive has timely executed and delivered to the Company a waiver and general release of claims, in a form to be provided promptly by the Company following the termination date (the “Release”), (B) Executive has not revoked or breached the provisions of such Release and (C) Executive has not violated the terms of the NDIA. If the period during which Executive may execute or revoke the Release spans two taxable years of Executive, the Severance Benefits shall in all events be paid to Executive in the second such taxable year, and any Severance Benefits that otherwise would have been payable during the first taxable year shall be paid in a lump sum in the first calendar month of the second taxable year. Executive acknowledges and agrees that the Company has no obligation to pay Executive any severance, except as expressly provided herein or as may otherwise be approved by the Company, and only to the extent Executive complies with the express contractual conditions hereof.

5.5.	Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)
“Cause” shall mean Executive’s: (i) conviction of, or plea of guilty or no contest to, any (x) felony or (y) any other crime involving moral turpitude or dishonesty; (ii) participation in fraud, embezzlement, misappropriation or theft against any member of the Company or its direct or indirect subsidiaries and affiliates (collectively, the “Company Group”); (iii) material breach of this Agreement or any other agreement between Executive and any member of the Company Group that has not been cured (if curable) within thirty (30) days after receiving written notice of such breach; (iv) engagement in any conduct or act of gross negligence that causes, or is reasonably likely to cause, material damage to any member of the Company Group monetarily or otherwise (including, with respect to the reputation, business or business relationships of any member of the Company Group); (v) material failure to comply with the code of conduct or other material policies of any member of the Company Group; (vi) violation of any law, rule or regulation relating in any way to the business or activities of the Company Group, or any other law, rule or regulation that results in Executive’s arrest, censure or regulatory suspension or disqualification, including, without limitation, the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a), or any similar legislation applicable in the United States or in any other country where the Company intends to develop its activities; or (vii) willful failure to substantially perform Executive’s duties hereunder (other than as a result of Disability (as defined below)) that has not been cured (if curable) within thirty (30) days after receiving written notice from the Company.

(b)	“Disability” shall have the meaning assigned to such term in the RSI Employment Agreement.

(c)
“Good Reason” shall mean the occurrence of any of the following events without Executive’s consent: (i) a material reduction in Executive’s Base Salary (provided, however, that if such reduction occurs in connection with a Company-wide decrease in the compensation of similarly situated employees of the Company, such reduction shall not constitute Good Reason if it is a reduction of a proportionally like percentage affecting all such similarly situated employees not to exceed ten percent (10%)); (ii) a material reduction of Executive’s authority, duties or responsibilities, as compared to Executive’s authority, duties or responsibilities immediately prior to such reduction; or (iii) a relocation of Executive to a primary office location more than twenty five (25) miles from Executive’s primary company office location as of the Start Date (provided that Executive being permitted to work remotely shall not constitute Good Reason); provided that, in each case Executive (A) gives the Company written notice of Executive’s intent to terminate employment for Good Reason within thirty (30) days following the first occurrence of the conditions that Executive believes constitute Good Reason, (B) the Company fails to remedy such conditions within thirty (30) days following receipt of the written notice from Executive and (C) Executive voluntarily terminates employment within thirty (30) days following the expiration of such cure period.

5.6.
Effect of Termination. The Executive agrees that should the Executive’s employment with the Company terminate for any reason, the Executive shall be deemed to have resigned from any and all positions as an officer of the Company and the Parent and any of its subsidiaries. The Executive may continue serving as a director of the Parent following such termination with the mutual written agreement of Parent and RSL.

5.7.	Section 409A Compliance.

(a)
It is intended that any benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), provided under Treasury Regulations Sections 1.409A-1(b)(4), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), the Executive’s right to receive any installment payments under this Agreement (whether severance payments, if any, or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service. In no event may Executive, directly or indirectly, designate the calendar year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of any release of claims, directly or indirectly, result in the Executive designating the calendar year of payment of any amounts of deferred compensation subject to Section 409A, and if a payment that is subject to execution of a release of claims could be made in more than one taxable year, payment shall be made in the later taxable year. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any compensation under this Agreement constitutes deferred compensation subject to Code Section 409A but does not satisfy an exemption from, or the conditions of, Code Section 409A.

(b)
Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed by the Company at the time of a separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any payments or benefits that the Executive becomes entitled to under this Agreement on account of such separation from service are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments or benefits is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided prior to the earliest of (i) the expiration of the six (6)-month period measured from the date of separation from service, (ii) the date of the Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first (1st) business day following the expiration of such period, all payments deferred pursuant to this paragraph shall be paid in a lump sum, and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred.

(c)
With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

5.8.
Arbitration; Waiver of Jury Trial. If any legally actionable dispute arises under this Agreement, the RSI Employment Agreement or otherwise which cannot be resolved by mutual discussion between the Parties, then the Company and Executive each agrees to resolve that dispute by binding arbitration pursuant to the terms and conditions of the Mutual Agreement to Arbitrate Claims (the “Arbitration Agreement”) previously entered into between RSI and Executive, a copy of which is attached as Exhibit A hereto, it being understood that any reference to the “Company” in the Arbitration Agreement shall be interpreted to cover IMVT Corporation and its applicable subsidiaries and affiliates. The terms of the Arbitration Agreement are incorporated herein by reference and deemed to be a part of this Agreement. This Section 5.8 (and the Arbitration Agreement) shall survive the termination of Executive’s employment. EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

5.9.
Section 280G. If Executive would be entitled to payments or benefits under this Agreement or under any other plan, program, agreement or arrangement that would constitute “parachute payments” as defined in Section 280G of the Code and could result in any such payment or benefit being subject to an excise tax under Section 4999 of the Code, the present value of Executive’s payments and benefits will be reduced by the minimum amount necessary such that the aggregate present value of such payments and benefits do not trigger the excise tax; provided, however, no such reductions shall be given effect if Executive would be entitled to greater payments and benefits on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes) than if such reductions were to be implemented. If payments or benefits are to be reduced, any such reduction in payments and/or benefits shall be made in accordance with Section 409A and shall occur in the manner that results in the greatest economic benefit to the Executive as determined by the Company’s independent accountants. All determinations in applying the foregoing provisions for purposes of the “golden parachute” rules under Sections 280G and 4999 of the Code will be made by the Company’s independent accountants and shall be final and binding on the parties.

6.	GENERAL PROVISIONS.

6.1.	Representations and Warranties.

(a)
The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity. The Executive represents and warrants that the Executive is not subject to any confidentiality or non-competition agreement or any other similar type of restriction that could restrict in any way the Executive’s hiring by the Company and the performance of the Executive’s expected job duties with the Company.

(b)
The Company and its affiliates do not wish to incorporate any unlicensed or unauthorized material, or otherwise use such material in any way in connection with, its and their respective products and services. Therefore, the Executive hereby represents, warrants and covenants that the Executive has not and will not disclose to the Company or its affiliates, use in their business, or cause them to use, any information or material which is a trade secret, or confidential or proprietary information, of a third party, including, but not limited to, any former employer, competitor or client, unless the Company or its affiliates have a right to receive and use such information or material.

(c)
The Executive represents and warrants that the Executive is not debarred and has not received notice of any action or threat with respect to debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a) or any similar legislation applicable in the United States or in any other country where the Company intends to develop its activities. The Executive understands and agrees that this Agreement is contingent on the Executive’s submission of satisfactory proof of identity and legal authorization to work in the United States, as well as verification of auditor independence.

6.2.
Advertising Waiver. The Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning business of the Company in which the Executive’s name and/or pictures of the Executive appear. The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution.

6.3.	Miscellaneous.

(a)
This Agreement, along with the NDIA, the Mutual Agreement to Arbitrate Claims and any applicable equity awards that have been granted or will be granted pursuant to this Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between the Executive and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.

(b)	This Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized officer of the Company or a member of the Board.

(c)
This Agreement will bind the heirs, personal representatives, successors and assigns of both the Executive and the Company, and inure to the benefit of both the Executive and the Company, and to the Executive’s and the Company’s heirs, successors and assigns, as applicable, except that the duties and responsibilities of the Executive are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company may assign its rights, together with its obligations hereunder, in connection with any merger, consolidation, or transfer or other disposition of all or substantially all of its assets, and such rights and obligations shall inure to, and be binding upon, any successor to the Company or any successor to all or substantially all of the assets of the Company, which successor shall expressly assume such obligations.

(d)
If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable.

(e)
This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York as applied to contracts made and to be performed entirely within New York.

(f)
Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

IMVT Corporation
/s/ Tiago Girao
Name: Tiago Girao
Title: Chief Financial Officer

ACCEPTED AND AGREED:
/s/ Eric Venker
Name: Eric Venker

Exhibit A

Mutual Agreement to Arbitrate Claims

[Attached]

Mutual Arbitration Agreement

IMVT Corporation (“Immunovant” or the “Company”) and I, the undersigned employee, recognize and desire the beneﬁts of a speedy, impartial, private and binding dispute resolution procedure. For these reasons, and in consideration of the mutual promises in this agreement to arbitrate (“Agreement”) and beneﬁts of our employment relationship, the Company and I mutually consent to the resolution by arbitration of all claims or controversies (“claims”), past, present or future, whether or not arising out of my employment (or its termination), as stated below.

Arbitrable claims. Arbitrable claims are those that the Company (or its subsidiaries and affiliates) may have against me or that I (and no other party) may have against any of the following: (1) the Company, (2) its officers, directors, employees or agents in their capacity as such or otherwise, (3) its parent, subsidiary and affiliated entities, (4) beneﬁt plans or the plans’ sponsors, ﬁduciaries, administrators, affiliates and agents, and/or (5) all successors and assigns of any of them. The only claims that are arbitrable are those that could be brought under applicable state or federal law and which lawfully can be the subject of an agreement to arbitrate. Arbitrable claims include, but are not limited to: claims for wages, bonuses, or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for discrimination (including, but not limited to, race, sex, sexual orientation, religion, national origin, age, marital status, military or veterans status, physical or mental disability or handicap, or medical condition), harassment or retaliation; claims for beneﬁts (except claims under an employee beneﬁt or pension plan that either speciﬁes that its claims procedure shall culminate in an arbitration procedure different from this one, or is underwritten by a commercial insurer which decides claims); and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, except claims for workers’ compensation, unemployment compensation beneﬁts, or state or federal disability insurance, claims for beneﬁts under a plan that is governed by the Employee Retirement Income Security Act of 1974 (“ERISA”), and claims that are subject to the exclusive jurisdiction of the National Labor Relations Board; or other dispute or claim that has been expressly excluded from arbitration by a governing federal statute. Both the Company and I agree that neither of us shall initiate or prosecute any lawsuit in any way related to any claim covered by this Agreement, other than to seek temporary equitable relief in aid of arbitration where such relief is available by law. I understand that nothing in this Agreement prohibits me from ﬁling a complaint, charge, or other communication with any administrative or other governmental agency. However, any dispute or claim that is covered by this Agreement but not resolved through the federal, state, or local agency proceedings must be submitted to arbitration in accordance with this Agreement.

Law governing this Agreement. The Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this Agreement. To the extent that the Federal Arbitration Act is inapplicable, or held not to require arbitration of a particular claim or claims, the arbitration law of the state in which I work or last worked for the Company shall apply.

Arbitration provider and rules. The arbitration will be conducted through Judicial Arbitration & Mediation Services (JAMS). The arbitration shall take place in the county (or comparable government unit) in which I am or was last employed by the Company, and no dispute affecting my rights or responsibilities shall be adjudicated in any other venue or forum.

The arbitration will be conducted in accordance with the then-current JAMS Employment Arbitration Rules & Procedures (and no other JAMS rules), which currently are available at http://www.jamsadr.com/rules-employment-arbitration. I understand that the Company will provide me a written copy of those rules upon my request. The arbitrator shall be either a retired judge, or an attorney who is experienced in employment law and licensed to practice law in the state in which the arbitration is convened (the “Arbitrator”), selected as provided by the JAMS rules. If a JAMS arbitrator is not available to conduct an arbitration in the location where the arbitration is to occur, then another arbitration service provider will be selected by mutual agreement of the parties (and all references to JAMS will be deemed to be references to that arbitration service provider). If the parties cannot agree on an alternative arbitration service provider, the court upon petition or motion shall designate one.

The Arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state where I work or worked at the time the arbitrable dispute or claim arose, or federal law, or both, as applicable to the claim(s) asserted. The Arbitrator is without jurisdiction to apply any different substantive law or law of remedies. The Arbitrator has the authority to hear and rule on dispositive motions (such as motions for summary adjudication or summary judgment). The Federal Rules of Evidence shall apply. The Arbitrator shall render an award and written opinion, which shall include the factual and legal basis for the award, normally within 30 days after a dispositive motion is heard, or an arbitration hearing (including any post-hearing brieﬁng) is completed.

Arbitration costs and fees. The Company will be responsible for paying any ﬁling fee and the fees and costs of the Arbitrator; provided, however, that if I am the party initiating the claim, in the ﬁrst instance, I will contribute an amount equal to the ﬁling fee to initiate a claim in the court of general jurisdiction in the state in which I am (or was last) employed by the Company, unless the JAMS rules or the Arbitrator allow me to proceed without doing so based on demonstrated ﬁnancial hardship. Each party shall pay its own litigation costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and litigation costs, or if there is a written agreement providing for attorneys’ fees and/or litigation costs, the Arbitrator shall rule upon a motion for attorneys’ fees and/or litigation costs under the same standards a court would apply under the law applicable to the claim(s) at issue.

Procedure for asserting claims. The party asserting the claim must give written notice of any claim to the other party no later than the expiration of the statute of limitations (deadline for ﬁling) that the law prescribes for the claim. Otherwise, the claim shall be deemed waived. I understand that the party asserting the claim is encouraged to give written notice of any claim as soon as possible after the event or events in dispute so that arbitration of any differences may take place promptly. Written notice to the Company, or its officers, directors, employees or agents, shall be sent to the Company’s then-current headquarters address, c/o Head of Human Resources. I will be given written notice at the last address recorded in my personnel ﬁle. The written notice shall identify and describe the nature of all claims asserted, the facts upon which such claims are based and the relief or remedy sought. The notice shall be sent to the other party by certiﬁed or registered mail, return receipt requested.

Discovery. The Arbitrator may grant discovery if the Arbitrator ﬁnds that the party has demonstrated that it needs that discovery to adequately arbitrate the claim, taking into account the parties’ mutual desire to have a speedy, less-formal, and cost-effective dispute-resolution mechanism.

Individual dispute resolution. To the maximum extent permitted by law, I hereby waive any right to bring on behalf of persons other than myself, or to otherwise participate with other persons in, any class, collective, or representative action, or other federal, state or local statute or ordinance of similar effect. I understand, however, that to the maximum extent permitted by law I retain the right to bring claims in arbitration, for myself as an individual (and only for myself). If a court adjudicating a case involving the Company and me were to determine that there is an unwaivable right to bring a class representative action, any such representative action shall be brought only in court, and not in arbitration. No arbitration award or decision will have any preclusive effect as to issues or claims in any dispute with anyone who is not a named party to the arbitration.

Finality. The decision of the Arbitrator will be ﬁnal, conclusive and binding on the parties to the arbitration, except as provided by law. Judgment may be entered on the Arbitrator’s decision in any court having jurisdiction.

Complete agreement. This is the complete agreement between the Company and me on the subject hereof; provided, however, that if for any reason this Agreement is held unenforceable, then any prior agreement to arbitrate between the Company and me shall survive. No party is relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Agreement, except as speciﬁcally set forth in this Agreement. This Agreement shall survive the termination of my employment and the expiration of any beneﬁt plan. Notwithstanding anything to the contrary, I acknowledge that this agreement shall supersede any prior agreement to arbitrate between the Company and me.

Company bound. I understand that, by the act of presenting this Agreement to me, the Company has agreed to bind itself to (and is entitled to invoke) this Agreement upon my execution of it, without need for a signature on its part.

Severability. If any provision of this Agreement is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not affect the validity of the remainder of the Agreement. All other provisions shall remain in full force and effect based upon the mutual intent of the Company and me to create a binding agreement to arbitrate any disputes between us.

Not a contract of employment. This Agreement is not, and shall not be construed to create, any contract of employment, express or implied. Nor does this Agreement in any way alter the “at- will” status of Employee’s employment.

I UNDERSTAND THAT I AM GIVING UP MY RIGHT TO A JURY TRIAL.

I FURTHER ACKNOWLEDGE THAT I HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH MY PRIVATE LEGAL COUNSEL, IF ANY, AND HAVE AVAILED MYSELF OF THAT OPPORTUNITY TO THE EXTENT I WISHED TO DO SO.

IMVT Corporation

/s/ Tiago Girao
Tiago Girao
Title: Chief Financial Officer
July 28, 2025

/s/ Eric Venker
Employee: Eric Venker
July 28, 2025